                          BLACK HILLS CORPORATION
                             625 Ninth Street
                      Rapid City, South Dakota  57701

              NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD MAY 23, 1995

To the Shareholders of
 Black Hills Corporation

       NOTICE IS HEREBY GIVEN that the Annual Meeting of the holders of Common Stock of BLACK HILLS CORPORATION (herein called the Company) will be held at the Holiday Inn Rushmore Plaza Hotel, 505 North Fifth Street, Rapid City, South Dakota, on Tuesday, May 23, 1995, commencing at 9:30 A.M., for the following purposes:

       1. To elect three Class III Directors to serve until the Annual Meeting of Shareholders in 1998;

       2. To consider and act upon an amendment to the Employee Stock Purchase Plan to allow the issuance of an additional 200,000 shares pursuant to the Plan;

       3.     To ratify the appointment of Arthur Andersen
              LLP to serve as independent auditors of the Company for the year 1995;

       4.     To transact such other business as may
              properly come before the meeting or any
              adjournment thereof.

       Only shareholders of record at the close of business on April 7, 1995, are entitled to notice of and to vote at the meeting or any adjournment thereof.

       All shareholders are cordially invited to attend the meeting. Please complete, date, sign, and return the accompanying form of proxy. A return envelope is enclosed which requires no postage if mailed in the United States. We appreciate your giving this matter your prompt attention.

                              By Order of the Board of Directors

                              ROXANN R. BASHAM
                              Corporate Secretary

Dated:  April 14, 1995

                         BLACK HILLS CORPORATION
                            625 Ninth Street
                     Rapid City, South Dakota  57701

                             PROXY STATEMENT

       A proxy in the accompanying form is solicited by the Board of Directors of Black Hills Corporation, a South Dakota corporation (the Company), to be voted at the Annual Meeting of Shareholders of the Company to be held Tuesday, May 23, 1995, and at any adjournment thereof.

       The enclosed form of proxy, when executed and returned, will be voted as set forth therein. Any shareholder signing a proxy has the power to revoke the same in writing, addressed to the Secretary of the Company, or in person at the meeting at any time before the proxy is exercised.

       All shares represented by valid, unrevoked proxies will be voted at the Annual Meeting. Shares voted as abstentions on any matter (or as "withhold authority" as to Directors) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting and as unvoted, although present and entitled to vote, for purposes of determining the approval of each matter as to which the shareholder has abstained. If a broker submits a proxy which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, those shares will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting, but will not be considered as present and entitled to vote with respect to such matters.

       The Company will bear all costs of the solicitation. In addition to solicitation by mail, officers and employees of the Company may solicit proxies by telephone, telegraph, or in person. Chemical Bank has been retained by the Company to assist in the solicitation of proxies at an anticipated cost of $3,000. Also, the Company will, upon request, reimburse brokers or other persons holding stock in their names or in the names of their nominees for reasonable expenses in forwarding proxies and proxy material to the beneficial owners of stock.

       This Proxy Statement and the accompanying form of proxy are to be first mailed on April 14, 1995. The Company's Annual
Report for the year 1994 has been mailed to shareholders.

                VOTING RIGHTS AND PRINCIPAL HOLDERS

       Only shareholders of record at the close of business on April 7, 1995, will be entitled to vote at the meeting. The outstanding voting stock of the Company as of such record date consisted of 14,399,436 shares of Common Stock.

       Each outstanding share of Common Stock is entitled to one vote. Cumulative voting is permitted in the election of directors. Each share is entitled to three votes, one each for the election of three directors, and the three votes may be cast for a single person or may be distributed among two or three persons.

       The Company is not aware of any person or group who is the beneficial owner of more than five percent of the Company's
Common Stock.


                              ITEM I

                       ELECTION OF DIRECTORS

       In accordance with the Bylaws and Article Fifth of the Restated Articles of Incorporation, the Company's directors are elected to three classes of staggered terms consisting of three years each. At this Annual Meeting of Shareholders, three directors will be elected to Class III of the Board of Directors to hold office for a term of three years until the Annual Meeting of Shareholders in 1998 and until their respective successors shall be duly elected and qualified.

       The terms of Michael B. Enzi, Everett E. Hoyt, and Charles
T. Undlin expire at the time of the 1995 Annual Meeting.  Mr.
Undlin has elected not to stand for re-election.

       The Board of Directors has nominated Kirk E. Dean for election as Director to succeed Mr. Undlin and nominated the re-election of Michael B. Enzi and Everett E. Hoyt to each serve a three-year term ending at the time of the Annual Meeting in 1998.

       The proxy attorneys will vote your stock for the election of the three nominees for director listed below, unless otherwise instructed. If, at the time of the meeting, any of such nominees shall be unable to serve in the capacity for which they are nominated or for good cause will not serve, an event which the Board of Directors does not anticipate, it is the intention of the persons designated as Proxy Attorneys to vote, at their discretion, for nominees to replace those who are unable to serve. The affirmative vote of a majority of the common shares present and entitled to vote with respect to the election of directors is required for the election of the nominees to the Board of Directors.

       The following information, including principal occupation or employment for the past five or more years, is furnished with respect to each of the following persons who are nominated as Class III directors, each to serve for a term of three years to expire in 1998.


       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION
OF THE FOLLOWING NOMINEES:


                   Nominees for Election Until
                 1998 Annual Meeting - Class III

   Name, Age, Principal Occupation for               Director
  Last Five Years and Other Directorships             Since

Kirk E. Dean, 47                                        --

 President, Rapid City Market,
 Norwest Bank South Dakota, N.A.
 Rapid City, South Dakota

Michael B. Enzi, 51                                    1992

 Accounting Manager, Dunbar Well Service,
 Inc. (an oil well servicing company),
 Gillette, Wyoming; Wyoming State Senator,
 Campbell County, Wyoming; President of NZ
 Shoes, Inc. (retail shoe store), Gillette,
 Wyoming

Everett E. Hoyt, 55                                    1991

 President and Chief Operating Officer of
 Black Hills Power and Light Company since
 October 1, 1989

                     Directors Whose Terms Expire at
                      1996 Annual Meeting - Class I




   Name, Age, Principal Occupation for               Director
  Last Five Years and Other Directorships             Since

Glenn C. Barber, 61                                    1984

 President and General Manager, Glenn
 C. Barber & Associates Inc. (a general
 construction company)

Bruce B. Brundage, 59                                  1986

 President and Director, Brundage &
 Company (a firm specializing in corporate financing), Englewood, Colorado; Director,
 Vicorp Restaurants, Inc., Denver, Colorado

Kay S. Jorgensen, 44                                   1992

 Concessionaire, Black Hills Passion Play,
 Spearfish, South Dakota; South Dakota
 Legislative Representative, Lawrence County,
 South Dakota

                    Directors Whose Terms Expire at
                     1997 Annual Meeting - Class II



   Name, Age, Principal Occupation for               Director
 Last Five Years and Other Directorships             Since

Daniel P. Landguth, 48                                 1989

 Chairman, President, and Chief Executive
 Officer of the Company since January 1,
 1991; President and Chief Operating
 Officer of Black Hills Corporation from
 October 1989

Dale E. Clement, 61                                    1979

 Senior Vice President-Finance of the Company and subsidiaries since September 1, 1989

John R. Howard, 54                                     1977

 President, Industrial Products, Inc. (an industrial parts distributor) since
 March 2, 1992; General Manager of Black
 Hills Packing Co. (a meat processing
 concern), Rapid City, South Dakota, from
 December 1978 to June 1, 1991; Director,
 Norwest Bank-South Dakota, N.A.

Security Ownership of Management

       The following table sets forth information, as of December 31, 1994, with respect to beneficial ownership of Common Stock of the Company for each Director, each executive officer named in the Summary Compensation table herein, and all Directors and executive officers of the Company as a group.

                                     Number of Shares and Nature
       Name of Beneficial Owner      Of Beneficial Ownership <F1>

       Glenn C. Barber                            3,011
       Bruce B. Brundage                          3,615<F2>
       Dale E. Clement                           10,197
       Kirk E. Dean                                 186
       Michael B. Enzi                            1,354<F3>
       John R. Howard                            11,102
       Everett E. Hoyt                            4,705<F4>
       Kay S. Jorgensen                             513
       Daniel P. Landguth                         8,679<F4>
       Charles T. Undlin                          8,356


       All Directors and executive
        officers as a group                      56,872<F4>


      <F1> Represents outstanding Common Stock beneficially owned both directly and indirectly as of December 31, 1994. The Common Stock interest of each named person and all Directors and executive officers as a group represents less than one percent of the aggregate amount of Common Stock issued and outstanding. Except as indicated by footnote below, the beneficial owner possesses sole voting and investment powers with respect to the shares shown.

      <F2> Includes 3,600 shares owned by Brundage & Co. Pension
Plan and Trust which Mr. Brundage is the Trustee and has sole voting and investment power.

      <F3> Includes 100 shares owned jointly with Mr. Enzi's son as to which he shares voting and investment power and 106 shares for which Mr. Enzi is custodian of his minor daughter.

      <F4> Includes Common Stock held by the Trustee of the
Company's Retirement Savings Plan (401K) of which the Trustee has sole voting and investment power as follows: Mr. Hoyt 3,949 shares, Mr. Landguth 2,875 shares, and all Directors and executive officers as a group 9,218 shares.

The Board and Committees

       The Executive Committee is comprised of Glenn C. Barber, Bruce B. Brundage, John R. Howard, Daniel P. Landguth, and Charles T. Undlin, with Mr. Landguth serving as Chairman. The Committee exercises the authority of the Board of Directors in the interval between meetings of the Board, recommends to the Board of Directors persons to be elected as officers, and recommends persons to be appointed to Board Committees. The Executive Committee held three meetings during 1994.

       The Compensation Committee is comprised of Glenn C. Barber, Bruce B. Brundage, Michael B. Enzi, John R. Howard,
Kay S. Jorgensen, and Charles T. Undlin, with Mr. Barber serving as Chairman. The Committee performs functions required by the Board of Directors in the administration of all federal and state statutes relating to employment and compensation, recommends to the Board of Directors compensation for officers, and considers and approves the Company's compensation program including benefits and stock ownership plans. The Compensation Committee held two meetings in 1994.

       The Audit Committee is comprised of Bruce B. Brundage, Michael B. Enzi, John R. Howard, and Kay S. Jorgensen, with
Mr. Howard serving as Chairman. The Committee annually recommends to the Board of Directors an independent accounting firm to be appointed by the Board for ratification by the shareholders, reviews the scope and results of the annual audit including reports and recommendations of the firm, reviews the Company's internal audit function, and periodically confers with the internal audit group, management of the Company, and its independent accountants. The Audit Committee held two meetings in 1994.

       The Nominating Committee is comprised of Glenn C. Barber, John R. Howard, Daniel P. Landguth, and Charles T. Undlin, with Mr. Howard serving as Chairman. The Committee recommends to the Board of Directors persons to be nominated as directors or to be elected to fill vacancies on the Board. The Bylaws require that an outside director serve as Chairman of the Committee. The Nominating Committee held one meeting in 1994.

       Pursuant to the Company's Bylaws, nominations from shareholders for Board membership will be considered by the Nominating Committee. Shareholders who wish to submit names for future consideration for Board membership should do so in writing prior to November 25, 1995, addressed to Nominating Committee, c/o Corporate Secretary, Black Hills Corporation, P.O. Box 1400, Rapid City, South Dakota 57709.

       Members of the Committees referred to herein are designated by the Board of Directors upon recommendation of the

Executive Committee each year at a meeting held following the Annual Meeting of Shareholders.

       The Board of Directors held ten meetings during 1994.
Each director attended no less than 80 percent of the aggregate of the total number of Board meetings and Committee meetings on which the director served.

Compensation Committee Interlocks and Insider Participation

       The Compensation Committee is solely comprised of the following outside directors, Glenn C. Barber, Bruce B. Brundage,
Michael B. Enzi, John R. Howard, Kay S. Jorgensen, and
Charles T. Undlin.

       Mr. Howard is also a director of Norwest Bank - South Dakota, N.A. Mr. Dean is President of the Rapid City Market - Norwest Bank South Dakota, N.A., of which the Company has a $15 million line of credit. During 1994, Norwest Bank - South Dakota, N.A. participated in short-term loans to the Company of up to $14.7 million at an interest rate of 1/8 percent less than the prime rate.

Directors' Fees

       Directors who are not officers of the Company receive an annual fee of $12,000 plus a fee of $600 for each board meeting and committee meeting attended providing such committee meetings are substantive in nature and content.

Directors' Retirement Plan

       The Company has a Retirement Plan for those directors who are not otherwise employed by the Company (outside directors). The monthly benefit is $1,000 payable for the number of months the outside director served or for 120 months, whichever is less.

The monthly benefits commence at the earliest of (1) the first full complete month the outside director is 60 years of age or more and is no longer a director of the Company or (2) the first full month after the death of the outside director or former outside director. The Board of Directors may withdraw retirement benefits for any outside director dismissed for cause. The monthly benefit is paid to the participating director, or if deceased, the director's designated beneficiary, and if none, his or her estate.

Executive Compensation

Compensation Committee Report on Executive Compensation

       The Compensation Committee of the Board of Directors is responsible for developing and making recommendations to the Board on executive compensation. The components of the Company's executive compensation program consists of a base salary, an incentive gainsharing bonus and results compensation. The mix of base salary, incentive bonus, and results compensation reflects the Company's goals of attracting and retaining highly qualified and motivated managers, recognizing and rewarding outstanding performance, fostering a cohesive management team, and having a portion of compensation contingent upon the performance of the Company.

       The Committee makes annual recommendations to the Board concerning the base salary, incentive gainsharing bonus, and results compensation for the Chief Executive Officer and each of the other executive officers of the Company. Recognizing a market based compensation structure, the Committee strives to ensure that competitive salary ranges and base salaries are being maintained. In the later part of 1992, the Compensation Committee hired Hewitt Associates, an internationally recognized compensation consultant firm, to review the executive and director compensation being paid at the Company. Data collected for that 1992 review was again utilized in 1994, aged for the passage of time.

       Utilizing the data from the Hewitt Associates study and comparing it to data from the Edison Electric Institute, the trade association of investor-owned electric utilities, the Committee recommended to the Board the base salary for the Chief Executive Officer as well as for the other executive officers. The salaries were not only based upon comparable market salary information but also on the accomplishments of individual performance objectives.

       The Company's position is to establish a market salary level for each salary range that is at or near the median (50th percentile) of the range of salaries of comparable companies surveyed. A performance matrix system is used in determining the percentage of salary increase taking into account the performance rating for the individual officer and the relationship of the officers current salary to market. An outstanding performance rating is given when there is extraordinary and exceptional accomplishment, results are far in excess of requirements, and demanding objectives are attained. A superior performance rating indicates results are well above the expected level and the individual was successful in accomplishing challenging objectives. Competent performance ratings are given when all position requirements are met, the individual consistently performs the job in a satisfactory manner, and realistic objectives are obtained. Base salary increases in 1994 for the Company's officers ranged from 2 percent to 5 percent.

       In April 1994, the Compensation Committee granted the
Chief Executive Officer a superior rating based on efforts made in commencing construction on the new power plant, a successful common equity sale, the increase in dividends, and maintenance of earnings. The Compensation Committee approved a 5 percent base salary increase in the amount of $9,176 for the Chief Executive Officer. The increase to the base salary brings the Chief Executive Officer's base salary to 98 percent of market as determined by wage surveys. Consolidated earnings per share in 1993 was $1.66 compared to $1.73 in 1992. However, 1992 earnings included a $0.07 per share non-recurring after-tax non-cash gain. Without this gain in 1992, earnings per share would have been flat with 1 percent more average shares outstanding. Dividends increased 3.2 percent over 1992.

       The Company currently maintains a variety of employee benefit plans and programs in which its executive officers may participate, including the gainsharing program, the results compensation program, the retirement savings (401k) plan, the pension plan, and the pension equalization plan. With the exception of the Pension Equalization Plan (PEP), these benefit plans and programs are generally available to all employees within the Company.

       The Executive Gainsharing Program is one of three sections of a Company wide program. The goals of the Executive Gainsharing Program support the interests of the customer and shareholder. This is accomplished through increased cost containment and operating efficiencies which in the end result reduce costs and increase earnings. The program for 1994 which paid a 2 to 3 percent gainshare award in 1995 consisted of a safety goal, a reduction in budgeted operating expenses, and a goal related to the new power plant.

       The Results Compensation Program began in 1994 and was designed to recognize and reward the contribution that group performance makes to corporate success. All regular full-time and regular part-time non-union employees are eligible to participate in the program. The local union IBEW, 1250, elected not to participate in the Results Compensation Program. The program has two key financial goals, a business unit goal and a corporate goal. The business unit goal is based upon the percentage of operating income for the respective business unit which exceeds budgeted amounts. The corporate goal is based upon the percentage of consolidated earnings per share which exceeds budgeted amounts. Each goal is weighted 50 percent and must exceed 5 percent of budgeted amounts before a bonus is paid. The maximum bonus which can be paid is 8 percent. The executive officers earned a 2.25 percent results compensation bonus in 1994 which was paid in 1995. Company wide bonuses ranged from 2 percent to 6.20 percent.


       It is the objective of the Company to pay its executives a fair salary, based on the comparable pay of similar types of companies in relation to achieving corporate, business unit, and individual performance objectives. The Company does not offer any restricted stock awards, stock options, or other long-term incentive compensation plans. Furthermore, officers are not permitted to serve on the Board of Directors of any other corporation operating for profit. The intent of the latter is that if the executives are paid fairly, the Company and its shareholders should demand their full attention and, therefore, their efforts are totally directed toward the Company and not interrupted by the obligations of serving as a director for other for profit corporations.

                     COMPENSATION COMMITTEE

Glenn C. Barber, Chairman   Bruce B. Brundage   Michael B. Enzi
John R. Howard              Kay S. Jorgensen    Charles T. Undlin

       The following table is furnished for the fiscal year ended
December 31, 1994, with respect to the Chief Executive Officer of the Company and the executive officers whose salary and bonus compensation for 1994 exceeded $100,000.

                    SUMMARY COMPENSATION TABLE


Name and Principal                            Annual Compensation
 Position                            Year     Salary     Bonus<F1>

Daniel P. Landguth                   1994    $188,110    $10,180
  Chairman, President, and           1993     178,466     10,761
   Chief Executive Officer of        1992     173,134     18,250
   the Company and subsidiaries

Everett E. Hoyt                      1994    $128,365    $ 6,945
  President and Chief Operating      1993     123,566      3,906
   Officer of Black Hills Power      1992     121,008      5,791
   and Light Company

Dale E. Clement                      1994    $127,363    $ 5,582
  Senior Vice President -            1993     124,266      3,966
   Finance of the Company and        1992     122,430      5,612
   Subsidiaries

     <F1> Bonus amounts for 1994 include amounts earned under the
Results Compensation Program and the Incentive Gainshare Program, cash bonus programs for Company employees based on the attainment of predetermined profitability measures. Bonus amounts for 1993 include amounts earned under the Incentive Gainshare Program.
Mr. Landguth's bonus in 1993 also includes a one-time performance bonus of $4,900. Bonus amounts for 1992 include amounts earned under the Incentive Gainshare Program and lump sum payments that were received in lieu of base salary increases.

Retirement Plans

       The Company has a defined benefit retirement plan (Retirement Plan) for its employees. The Retirement Plan provides benefits at retirement based on length of employment service and average monthly pay in the five consecutive calendar years of highest earnings out of the last ten years. Employees do not contribute to the Retirement Plan. The amount of annual contribution by the employers to the Retirement Plan is based on an actuarial determination. Accrued benefits become 100 percent vested after an employee completes five years of service.

       The Company also has a Pension Equalization Plan (the
PEP), a nonqualified supplemental plan, which is designed to provide the higher paid executive employee a retirement benefit which, when added to social security benefits and the pension to be received from the Retirement Plan, will approximate retirement benefits being paid by other employers to its employees with like executive positions. The employee's pension from the qualified pension plan is limited under the current law to not exceed $120,000 annually and the compensation taken into account in determining contributions and benefits cannot exceed $150,000. The amounts of deferred compensation paid under nonqualified plans such as the PEP are not subject to the limits. A participant under the PEP does not qualify for benefits until the benefits become vested under a vesting schedule - 20 percent after three years of employment under the plan increasing up to 100 percent vesting after eight years of employment under the plan. No credit for past service is granted under the PEP. The annual benefit is 25 percent of the employee's average earnings (if salary was less than two times the Social Security Wage Base) or 30 percent (if salary was more than two times the Social Security Wage Base) times the vesting percentage. Average earnings are normally an employees average earnings for the five highest consecutive full years of employment during the ten full years of employment immediately preceding the year of calculation. The annual PEP benefit is paid on a monthly basis for 15 years to each participating employee and if deceased to the employee's designated beneficiary or estate, commencing at the earliest of death or when the employee is both retired and 62 years of age or more.

       In the event that at the time of a Participant's retirement from the Company the Participant's salary level exceeds the qualified pension plan annual compensation limitation of $150,000, then the Participant shall receive an additional benefit which is measured by the difference between the monthly benefit which would have been provided to the Participant under the Company's defined benefit retirement plan as if there were no annual compensation limitation and the monthly benefit to be provided to the Participant under the Retirement Plan.

       Participants in the PEP are designated by the Board of Directors upon recommendation of the Chief Executive Officer. Selection is based on key employees as determined by management and consideration of performance rather than salary based only. The minimum salary component applied in the selection process is the maximum annual Social Security taxable wage base which is presently at $61,200.

Retirement Benefits

       The following table illustrates estimated annual benefits payable under the Retirement Plan and the PEP to employees who retire at the normal retirement date.

                        Years of Service
  Annual       15         20         25         30        35
   Pay       Years      Years      Years      Years      Years

$ 60,000   $ 27,941   $ 32,255   $ 36,569   $ 40,883   $ 45,196
  75,000     35,291     40,805     46,319     51,833     57,346
  90,000     42,641     49,355     56,069     62,783     69,496
 110,000     52,441     60,755     69,069     77,383     85,696
 125,000     66,041     75,555     85,069     94,583    104,096
 150,000     79,541     91,055    102,569    114,083    125,596
 175,000     93,041    106,555    120,069    133,583    147,096
 200,000    106,541    122,055    137,569    153,083    168,596
 225,000    120,041    137,555    155,069    172,583    190,096

      Estimated annual benefits payable to officers named below at age 65 from all sources are as follows: Daniel P. Landguth, 35 yrs. - $159,597; Dale E. Clement, 33 yrs. - $82,533<F1>;
Everett E. Hoyt, 31 yrs. - $78,156<F1>.

       The benefits in the foregoing table were calculated as a straight life annuity. Amounts shown are exclusive of Social Security benefits and include benefits from both the Retirement Plan and from the PEP assuming a 100 percent vested interest in the PEP.


      <F1> Such amounts are adjusted for benefits applicable to
service for prior employment.

Employees' Stock Purchase Plan

       Employees of the Company and its subsidiaries are eligible to participate in the Employees' Stock Purchase Plan, as approved by the shareholders at the 1987 Annual Meeting under which offerings of the Company's Common Stock, at the discretion of the Board, are made to employees at a price equal to 90 percent of the closing sale price on the New York Stock Exchange on the date of the offering. An offering was extended to employees in 1994 and officers subscribed to 2,200 shares at a price of $17.10 per share. Shares are held in nominee name until subscriptions are paid for in full.

Retirement Savings Plan

       The Company has a Retirement Savings Plan under Section 401(k) of the Internal Revenue Code of 1954, as amended, which permits employees of the Company and its subsidiaries, including officers, to elect to invest up to 15 percent of their eligible earnings on a pre-tax basis into an investment fund subject to limitations imposed by the Internal Revenue Code. The Company makes no contributions to the Plan.

       Distribution from the fund will be made to employees at termination of employment, retirement, death, or in case of hardship. No amounts were paid or distributed pursuant to the Retirement Savings Plan to the individuals named herein nor to the officers as a group.

       The Trustee for the Retirement Savings Plan (401(k) Plan) has voting power with respect to shares held in the name of the Trustee of the Plan.

Stock Performance Graph

       The graph below compares the cumulative shareholder return on the Company's Common Shares for the last five fiscal years with the cumulative total return of the S&P 500 Index, the Edison Electric Institute Electric Index, (EEI Electric Index) and the Duff & Phelps Quality II Electrics Index over the same period (assuming the investment of $100 on December 31, 1989, and the reinvestment of all dividends). The Company has changed its industry index from the Duff & Phelps Quality II Electrics to the EEI Electric Index because the Securities and Exchange Commission has approved the EEI Electric Index as a published index. The Company believes the EEI Electric Index is more widely recognized by investors. Both indexes have been shown for comparison purposes.

                   (INSERT CAMERA READY GRAPH)


                           1990   1991   1992   1993   1994

Black Hills Corporation    $112   $161   $167   $146   $146
S&P 500                    $ 97   $126   $136   $150   $152
EEI ELectric               $101   $131   $141   $156   $138
Duff & Phelps Quality
 II Electrics              $104   $136   $143   $159   $142

                             ITEM II

             PROPOSAL TO AMEND THE 1987 EMPLOYEE STOCK
               PURCHASE PLAN TO ALLOW THE ISSUANCE
         OF AN ADDITIONAL 200,000 SHARES OF COMMON STOCK,
                          PAR VALUE $1.00,
                       PURSUANT TO THE PLAN

     The 1987 Employee Stock Purchase Plan (the Plan), providing for the sale of shares of the Company's Common Stock, Par Value $1.00 (Shares) to employees, was adopted by the Board of Directors on January 29, 1987, and approved by the shareholders on May 20, 1987. The Board of Directors is of the opinion that the Plan has proved to be of substantial value in stimulating the efforts of employees and increasing their ownership in the Company. The number of Shares remaining for issuance under the Plan is insufficient to provide adequately for the future participation by eligible employees who wish to purchase Shares.

     Accordingly, on February 14, 1995, the Board of Directors adopted an amendment to the Plan to increase the number of Shares available for issuance under the Plan by an additional 200,000
Shares.  The Plan is briefly described below.

     Each full-time employee of the Company and its subsidiaries, including officers, but excluding directors not otherwise employed by the Company, is eligible to participate in the Plan. A full-time employee is one who has been in the employ of the Company or subsidiary for at least six months prior to the Offering Date and who is in the active service of the Company or subsidiary. Any employee whose customary employment is 20 hours or less per week or whose customary employment is for not more than five months per calendar year is not eligible to participate. As of December 31, 1994 there were approximately 342 employees of the Company and 96 employees of the subsidiaries who would have been eligible to participate in the Plan on that date.

     The Board of Directors of the Company determines the time (Offering Date) at which Shares may be offered. The maximum number of Shares which could originally be issued by the Company under the Plan was 100,000 Shares subject to adjustment in the event of stock dividends, stock splits or reverse stock splits. This amount was increased to 137,459 Shares on March 2, 1992, to reflect the adjustment for the three-for-two split. The amount would be increased to 337,459 Shares if this proposal is approved.

     The Plan provides that an eligible employee may subscribe for not less than 20 nor more than 400 Shares in connection with each offering thereunder at a price equal to 90 percent of the fair market value of such Shares on the date an offering is made but not less than book value. The fair market value is deemed to be the closing sale price of the Shares on the Offering Date as reported on the New York Stock Exchange - Composite Transactions.

     A subscription, subject to cancellation by the employee, must be completed through payroll deductions within 12 months from the Subscription Date. All dividends declared and paid on Shares subscribed for will be applied toward the purchase of additional Shares through the Dividend Reinvestment and Stock Purchase Plan at the Offering Price. The Company pays all administrative costs of the Plan.

     The Plan is administered by the Board of Directors which has power and authority to promulgate such rules and regulations as it deems appropriate therefor, to interpret its provisions and to take all action in connection therewith as it deems necessary. Other aspects of administration are handled by the Employees' Stock Purchase Plan Committee, the membership of which will be designated from time to time by the President of the Company. No person is specifically compensated from assets of the Plan for the performance of any such administrative duties.

     The Board of Directors may amend, modify, suspend or terminate the Plan at any time without notice, provided however, that no such amendment, modification or termination shall adversely affect any existing subscription or offering, and provided further, that no such amendment shall increase the number of shares authorized to be offered under the Plan, or change the definition of eligible participants under the Plan.

     Amounts received by the Company from the sale of the Shares will be used for its general corporate purposes.

     Since inception of the Plan through March 1, 1995, 80,528
Shares have been purchased, 24,233 Shares have been subscribed to, and 32,698 Shares remain for future offerings.

     It is the judgement of the Board of Directors that the Plan promotes employee interest in the Company to the benefit of the Company and its shareholders and the Amendment to the Plan should be approved. Adoption of the following resolution is therefore recommended:

          RESOLVED, That the shareholders of the Company do hereby approve the Amendment to the Employee Stock Purchase Plan, as adopted by the Board of Directors at their meeting held on February 14, 1995, increasing the number of shares of the Company's authorized and unissued shares of Common Stock, par value $1.00, to an additional 200,000 shares to be available for issuance under the Plan.

Vote Required

     An affirmative vote of the holders of the majority of all issued and outstanding shares of Common Stock is required to adopt the foregoing resolution.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
                     ADOPTION OF THE RESOLUTION.
                               ITEM III

                APPOINTMENT OF INDEPENDENT AUDITORS

     The firm of Arthur Andersen LLP, independent public accountants, conducted the audit of the Company and its subsidiaries for 1994. Representatives of Arthur Andersen LLP will be present at the Annual Meeting and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

     Audit services performed by Arthur Andersen LLP during 1994 included examinations of the financial statements of the Company and its subsidiaries and limited reviews of interim financial information.

     The Board of Directors, on recommendation of the Audit Committee and subject to ratification by shareholders, has appointed Arthur Andersen LLP to perform an examination of the consolidated financial statements of the Company and its subsidiaries for the year 1995 and to render their opinion thereon.


    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION
      OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP TO SERVE AS
        INDEPENDENT PUBLIC ACCOUNTANTS FOR THE YEAR 1995


          SHAREHOLDER PROPOSALS FOR 1996 ANNUAL MEETING

     Shareholder proposals intended to be presented at the 1996 Annual Meeting of Shareholders must be received by the Secretary of the Company in writing at its home offices at 625 Ninth Street, P.O. Box 1400, Rapid City, South Dakota 57709, prior to November 25, 1995. Any proposal submitted must be in compliance with Rule 14a-8 of Regulation 14A of the Securities and Exchange Commission.

                             ITEM V

                 TRANSACTION OF OTHER BUSINESS

     The Board of Directors does not intend to present any business for action by the shareholders at the meeting except the matters referred to in this Proxy Statement. If any other matters should be properly presented at the meeting, it is the intention of the persons named in the accompanying form of proxy to vote thereon in accordance with the recommendations of the Board of Directors.

     If a shareholder participates in the Company's Dividend Reinvestment and Stock Purchase Plan, the proxy to vote shares of record will serve as instructions to vote shares held in custody for the shareholder. Accordingly, as Transfer Agent for shares of the Company's Common Stock, Chemical Bank will cause shares held in the name of its nominee for the account of a shareholder participating in the Plan to be voted in the same way as that shareholder votes shares registered in their name. If shareholders do not vote the shares registered in their name, shares held for their account in the Plan will not be voted.

    Please complete and sign the accompanying form of proxy whether or not you expect to be present at the meeting and promptly return it in the enclosed postage paid envelope.




                         By Order of the Board of Directors

                         ROXANN R. BASHAM
                         Corporate Secretary



Dated:  April 14, 1995

            INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The information required by Item 13, Financial and Other Information, of Regulation 14-A is provided in the Company's Annual Report on Form 10-K for the year ended December 31, 1994, which is incorporated by reference into this Proxy Statement.

     The Company hereby undertakes to provide to each shareholder whose proxy is solicited for the 1995 Annual Meeting, upon written or oral request and without charge, a copy of the Company's 1994 Annual Report on Form 10-K (without exhibits) to the Securities and Exchange Commission. Requests should be directed to Roxann R. Basham, Corporate Secretary and Treasurer, Black Hills Corporation, P.O. Box 1400, Rapid City, SD 57709, or telephone (605)-348-1700.


           PLEASE COMPLETE, SIGN AND RETURN PROMPTLY
           THE ENCLOSED PROXY SO THAT YOUR STOCK MAY
           BE REPRESENTED AND VOTED AT THE ANNUAL MEETING.

                              PROXY CARD
Front of Proxy Card
                       BLACK HILLS CORPORATION
                           625 NINTH STREET
                    RAPID CITY, SOUTH DAKOTA  57701

           THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
     FOR USE AT THE ANNUAL MEETING OF STOCKHOLDERS OF THE COMPANY
                   TO BE HELD MAY 23, 1995 AT 9:30 A.M.

          The undersigned hereby appoints Daniel P. Landguth, Dale E. Clement, and David E. Morrill, and any one or more of them, proxy attorneys, with full substitution and revocation in each, for and on behalf of the undersigned, and with all powers the undersigned would posess if personally present, to vote at the above Annual Meeting and any adjournment thereof all shares of Common Stock of Black Hills Corporation that the undersigned would be entitled to vote at such meeting.

          PLEASE MARK THIS PROXY AS INDICATED ON THE REVERSE SIDE TO VOTE ON ANY ITEM. IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATION, PLEASE SIGN THE REVERSE SIDE; NO BOXES NEED TO BE CHECKED.

COMMENT/ADDRESS CHANGE: PLEASE MARK COMMENT/ADDRESS BOX ON REVERSE SIDE (Continued and to be signed on other side)

Back of Proxy Card                       X Please mark your votes this way

     -----------           ----------------------------
       COMMON              DIVIDEND REINVESTMENT SHARES

The Board of Directors recommends a vote FOR Items 1,2, and 3.

                                                            WITHHELD
                                             FOR             FOR ALL
Item 1-ELECTION OF CLASS III DIRECTORS
       Nominees:
         Kirk E. Dean
         Michael B. Enzi
         Everett E. Hoyt

WITHHELD FOR: (Write that nominee's name in the space provided below).
(To cumulate votes so indicate)

Item 2-TO CONSIDER AND ACT UPON AN AMENDMENT
TO THE EMPLOYEE STOCK PURCHASE PLAN TO ALLOW
THE ISSUANCE OF AN ADDITIONAL 200,000 SHARES
PURSUANT TO THE PLAN.

Item 3-RATIFY THE APPOINTMENT OF ARTHUR
ANDERSEN LLP TO SERVE AS THE COMPANY'S
INDEPENDENT AUDITORS IN 1995.

Item 4-PROXY ATTORNEYS ARE AUTHORIZED AT
THEIR DISCRETION TO VOTE UPON SUCH OTHER
BUSINESS AS MAY PROPERLY COME BEFORE THE
MEETING.

                                     I PLAN TO ATTEND MEETING


                                     COMMENTS/ADDRESS CHANGE
                                     Please mark this box if you have
                                     written comments/address change on
                                     the reverse side

Black Hills Corporation, as Administrator under the Company's Dividend Reinvestment and Stock Purchase Plan, is instructed to execute a proxy with identical instructions, for any shares held for my benefit.

Signature(s)                                     Date -----------------

Please mark, date and sign as your account name appears and return in the enclosed envelope. If acting as executor, administrator, trustee, guardian, etc., you should indicate same when signing. If the signer is a corporation or partnership, please sign the full corporate or partnership name by authorized officer or person. If shares are held jointly, each stockholder should sign.